WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND SIX MONTHS ENDED

JUNE 30, 2017 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, July 26, 2017: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS:WNEB), the holding company for Westfield Bank (the “Bank”), today announced unaudited results of operations for the three and six months ended June 30, 2017. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.03 per share, payable on or about August 23, 2017 to shareholders of record on August 9, 2017. The first and second quarter financial results for 2017 reflect full quarters of combined operations following the completion of the merger of Chicopee Bancorp, Inc. (“Chicopee”) into WNEB on October 21, 2016.  The second quarter financial results for 2016 reflect the pre-merger operations of the Company.  As a result, the Company’s 2017 second quarter may not be comparable to financial results for the second quarter of 2016.

James C. Hagan, President and CEO stated, “We are pleased with the progress we are making with the continued merger integration, and we had a small amount of merger-related charges this quarter in that regard. On a core basis, our second quarter financial performance was similar to the first quarter, even while incurring a number of expenses in the second quarter that we do not anticipate to be recurring. Our focus continues to be on leveraging the merger to make a meaningful impact in our expanded market area, growing our balance sheet, continuing to improve our financial performance and increasing our tangible book value. We have made meaningful improvement in our performance and returns as a result of the merger and look to continue our momentum.”

Financial Highlights

Highlights for the quarter include the following:

●

Net income of $3.8 million, or $0.12 per diluted share, for the three months ended June 30, 2017, as compared to $5.1 million, or $0.17 per share, for the three months ended March 31, 2017. On a core basis (as described below), net income for the three months ended June 30, 2017 was $3.7 million, or $0.12 per diluted share, as compared to $3.8 million, or $0.13 per diluted share, for the three months ended March 31, 2017.

●

On a core basis, which the Company defines as exclusive of merger related expenses and tax benefits, return on average assets and return on average equity were 0.72% and 5.99%, respectively, for the three months ended June 30, 2017, as compared to 0.74% and 6.28%, respectively, for the three months ended March 31, 2017 and 0.38% and 3.64%, respectively, for the three months ended June 30, 2016.

●

Loan growth continued favorably with commercial and industrial loans increasing $11.5 million, or 4.9%, during the three months ended June 30, 2017, and $21.7 million, or 9.8%, during the six months ended June 30, 2017. Total loans increased $42.2 million, or 2.7%, during the six months ended June 30, 2017, net of an expected $7.5 million payoff related to a completed commercial real estate construction project during the first quarter of 2017.

●

Total deposits decreased $22.7 million, or 1.5%, for the first six months of 2017, which reflects both the cyclical nature of our municipal deposit balances, and our desire to reduce higher cost non-core deposits and focus on increasing lower cost, core customer deposit relationships.

●

Tangible book value per share was $7.55 at June 30, 2017, an increase of $0.11 per share from the first quarter of 2017 and $0.30 per share, or 4.1%, from year-end 2016.

1

Net Income for the Three Months Ended June 30, 2017

The Company reported net income, for the three months ended June 30, 2017, of $3.8 million, or diluted earnings per share of $0.12, compared to $5.1 million, or diluted earnings per share of $0.17, for the three months ended March 31, 2017. The results for the three months ended June 30, 2017 and March 31, 2017 included $174,000 and $1.6 million, respectively, in tax benefits in connection with the exercise of stock options and a first quarter reversal of a deferred tax valuation allowance, both favorably impacting the income tax provision. Also included in the three months ended June 30, 2017 and March 31, 2017 are $149,000 and $293,000, respectively, of after-tax merger related costs associated with the merger. Excluding these tax benefits and merger related costs, net income was $3.7 million for the three months ended June 30, 2017, or diluted earnings per share of $0.12, compared to $3.8 million, or diluted earnings per share of $0.13, for the three months ended March 31, 2017.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income increased $240,000 to $14.7 million, or 1.7%, for the three months ended June 30, 2017, from $14.5 million, for the three months ended March 31, 2017. The increase in net interest income was due to an increase of $370,000, or 2.1%, in interest and dividend income, partially offset by an increase in interest expense of $130,000, or 3.8%, from the three months ended March 31, 2017. The increase in interest income of $370,000, or 2.1%, was primarily due to a $41.7 million, or 2.7%, increase in average loans outstanding to $1.6 billion, for the three months ended June 30, 2017. The increase in interest expense was due to an increase of $80,000, or 5.5%, in interest expense on borrowings and an increase in interest expense on deposits of $50,000, or 2.5%. Net interest margin increased three basis points to 3.11%, for the three months ended June 30, 2017, from 3.08%, for the three months ended March 31, 2017, and increased 49 basis points from the three months ended June 30, 2016. During the three months ended June 30, 2017, amortization of purchase accounting adjustments related to the merger increased net interest income by $341,000. Excluding these adjustments, net interest income increased $560,000, or 4.0%, from three months ending March 31, 2017, with an adjusted net interest margin of 3.04%. The average yield on assets increased 10 basis points from 3.74%, for the three months ended March 31, 2017, to 3.84%, for the three months ended June 30, 2017. Asset yields have benefited from the increase in the prime rate following the Federal Reserve increase in its target rate by 25 basis points in late 2016 and again in March and June of 2017. The average cost of funds increased five basis points from 0.91%, for three months ended March 31, 2017, to 0.96%, for the three months ended June 30, 2017, driven primarily by a twelve basis point increase in the cost of FHLB borrowings.

Average interest-earning assets remained flat at $1.9 billion, for the three months ended June 30, 2017, and three months ended March 31, 2017. The change in average interest-earning assets was due to a $46.5 million, or 81.2%, decrease in other short-term investments and a $2.4 million, or 0.8%, decrease in average securities, partially offset by a $41.8 million, or 2.7%, increase in average loans outstanding. For the three months ended June 30, 2017, the average balance of demand deposit accounts, an interest-free source of funds, increased $3.9 million, or 1.3%, compared to the three months ended March 31, 2017.

Provision for Loan Losses

The provision for loan losses increased $50,000, or 16.7%, to $350,000, for the three months ended June 30, 2017, compared to $300,000, for the three months ended March 31, 2017. The increase in the provision was primarily due to an $11.5 million, or 4.9%, increase in the commercial and industrial loan portfolio during the three months ended June 30, 2017. The Company recorded net charge-offs of $159,000, for the three months ended June 30, 2017, as compared to $141,000, for the three months ended March 31, 2017.

2

Non-Interest Income

On a sequential quarter basis, non-interest income increased $58,000, or 2.9%, to $2.1 million, or 0.40% of average assets, for the three months ended June 30, 2017, from $2.0 million, or 0.39% of average assets, for the three month ended March 31, 2017. The increase was primarily due to a $23,000, or 1.5%, increase in service charges and fees and a $46,000 pre-tax realized gain on the sale of securities, compared to a $64,000 pre-tax realized loss on the sale of securities, during the three months ended March 31, 2017. These increases were partially offset by a decrease in other non-interest income of $116,000, consisting of seasonal fee income reported during the three months ended March 31, 2017.

Non-Interest Expense

On a sequential quarter basis, non-interest expense of $11.3 million, or 2.18% of average assets, increased $326,000, or 3.0%, from $11.0 million, or 2.12% of average assets, for the three months ended March 31, 2017. The increase was primarily due to an increase in data processing expense of $278,000, or 71.1%, as a result of the expiration of temporary monthly credits totaling $113,000 and a $138,000 non-recurring expense. Advertising expense increased $137,000, or 55.2%, primarily due to the development of new marketing campaigns related to the merger as well as the announcement of new promotions and products. FDIC insurance expense increased $69,000, or 59.0%, professional fees increased $85,000, or 14.3%, salaries and benefits increased $14,000, or 0.2%, and other non-interest expense increased $34,000, or 2.1%. These increases were partially offset by a decrease in occupancy expense of $90,000, or 8.9%, due to a reduction in snow removal costs, and a decrease in merger related expenses of $194,000, or 47.3%. In addition to the reported merger and non-recurring data processing expenses, there were approximately $265,000 in other non-recurring expenses within professional fees.

The efficiency ratio, excluding merger expenses, was 66.1%, for the three months ended June 30, 2017, compared to 63.7% and 76.3%, for the three months ended March 31, 2017 and the three months ended June 30, 2016, respectively.

Income Tax Provision

During the three months ended June 30, 2017, income tax expense increased $1.3 million primarily due to the $1.6 million in tax benefits on stock options and the reversal of a deferred tax valuation allowance recorded during the three months ended March 31, 2017. The effective tax rate for the three months ended June 30, 2017 was 27.4%, compared to 2.8% for the three months ended March 31, 2017, and 39.1% for the three months ended June 30, 2016.

Net Income for the Six Months Ended June 30, 2017

For the six months ended June 30, 2017, the Company reported net income of $8.9 million, or diluted earnings per share of $0.30, compared to $2.4 million, or diluted earnings per share of $0.14, for the six months ended June 30, 2016. The financial results for the six months ended June 30, 2017, reflect the two full quarters of combined operations following the completion of the merger and also included $1.8 million in tax benefits recorded in connection with the reversal of a deferred tax valuation allowance and exercises of stock options, both favorably impacting the income tax provision for six months ended June 30, 2017. Also, included in the six months ended June 30, 2017 was $446,000, net of tax, of merger related costs associated with the acquisition of Chicopee. Excluding these tax benefits and merger expenses, net income was $7.5 million, or diluted earnings per share of $0.25, for the six months ended June 30, 2017, compared to $3.3 million, or diluted earnings per share of $0.19, for the six months ended June 30, 2016.

3

Return on average assets and return on average equity, excluding tax benefits and merger expenses, net of tax, mentioned earlier, were 0.73% and 6.13%, for the six months ended June 30, 2017, respectively, compared to 0.50% and 4.80% for the six months ended June 30, 2016, respectively.

Net Interest Income and Net Interest Margin

Net interest income increased $13.0 million, or 80.0%, from $16.2 million, for the six months ended June 30, 2016 to $29.2 million, for the six months ended June 30, 2017. The increase in net interest income was primarily due to an increase in interest and dividend income of $14.8 million, or 68.6%, partially offset by an increase in interest expense of $1.8 million, or 33.6%, from the six months ended June 30, 2016. The increase in interest income of $14.8 million was primarily due to a $734.7 million, or 86.8%, increase in average loans outstanding primarily related to the Chicopee acquisition to $1.6 billion for the six months ended June 30, 2017 from $846.6 million, for the six months ended June 30, 2016. The increase in interest expense was due to an increase in interest expense on deposits of $1.1 million, or 35.3%, and an increase in interest expense on borrowings of $708,000, or 31.3%.

The net interest margin increased 48 basis points from 2.61%, for the six months ended June 30, 2016, to 3.09% for the six months ended June 30, 2017. During the six months ended June 30, 2017, amortization of purchase accounting adjustments related to the Chicopee acquisition increased net interest income by $1.0 million. Excluding these items, net interest margin for the six months ended June 30, 2017 was 2.99%. The average asset yield increased from 3.44%, for the six months ended June 30, 2016, to 3.79%, for the six months ended June 30, 2017. The average cost of funds decreased 10 basis points from 1.03%, for the six months ended June 30, 2016, to 0.93% for the six months ended June 30, 2017 primarily due to purchase accounting adjustments on time deposits and borrowings as well as the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average cost of time deposits decreased 16 basis points from 1.23%, for the six months ended June 30, 2016, to 1.07% for the six months ended June 30, 2017. The average cost of borrowings increased 23 basis points, from 1.73% for the six months ended June 30, 2016, to 1.96%, for the six months ended June 30, 2017. The increase in cost of funds in FHLB borrowings was primarily due to the increase in the Federal Funds target rate in December 2016, March 2017 and mid-June 2017.

The average balance sheet comparison for the six months ended June 30, 2016 to June 30, 2017 largely reflects the merger with Chicopee. Average interest-earning assets increased $681.2 million, or 54.1%, from $1.3 billion, for the six months ended June 30, 2016, to $1.9 billion, for the six months ended June 30, 2017. The increase in average interest-earning assets was due to a $734.7 million, or 86.8%, increase in average loans, partially offset by a $47.7 million, or 13.5%, decrease in average investments. The average balance of demand deposit accounts, an interest-free source of funds, increased $147.6 million, or 93.0%, for the six months ended June 30, 2017, compared to the six months ended June 30, 2016.

Provision for Loan Losses

The provision for loan losses increased to $650,000, for the six months ended June 30, 2017, compared to $25,000 for the six months ended June 30, 2016. The increase in the provision was primarily due to an $825,000 recovery reported during the six months ended June 30, 2016, on a previously charged-off commercial real estate loan. Also contributing to the increase in the general reserves was a $24.0 million, or 3.9%, increase in the residential loan portfolio as well as a $21.7 million, or 9.8%, increase in the commercial and industrial loan portfolio during the six months ended June 30, 2017. The Company recorded net charge-offs of $300,000 for the six months ended June 30, 2017, as compared to net recoveries of $705,000, for the six months ended June 30, 2016.

4

Non-Interest Income

For the six months ended June 30, 2017, non-interest income of $4.1 million, or 0.40% of average assets, increased $1.8 million, or 79.8%, compared to $2.3 million, or 0.34% of average assets, for the six months ended June 30, 2016. The increase of $1.8 million was primarily due to an increase in service charges and fees and wealth management fee income of $1.4 million, or 87.8%, and an increase in income from bank-owned life insurance of $155,000, or 20.3%. These increases were partially offset by a $701,000, or 102.6%, decrease in pre-tax realized gains on the sales of securities. Excluding the net gain on sales of securities of $665,000 and the prepayment of borrowings of $915,000, non-interest income increased $1.6 million, or 63.9%. For the six months ended June 30, 2017, wealth management fees of $241,000 earned by Westfield Financial Management Services, the Company’s management subsidiary, were included in service charges and fee income. Total assets under management increased to $102.1 million at June 30, 2017, compared to $91.6 million at December 31, 2016 due to positive market movements and additions from new and existing clients.

Non-Interest Expense

For the six months ended June 30, 2017, non-interest expense increased $7.2 million, or 47.8%, to $22.3 million, or 2.16% of average assets, compared to $15.1 million, or 2.26% of average assets, for the six months ended June 30, 2016. Excluding merger-related expenses of $626,000 and $1.1 million, during the six months ended June 30, 2017 and 2016, respectively, non-interest expense would have been $21.6 million and $14.0 million, respectively. Non-interest expense excluding merger-related expenses is a non-GAAP financial measure.  Management believes total noninterest expense excluding merger-related expenses more accurately reflects the Company’s results of operations in the overall evaluation of its performance.  A reconciliation of the non-interest expense excluding merger-related expenses is included in the accompanying financial tables.

The increase in non-interest expense was primarily due to a $4.8 million, or 62.9%, increase in salaries and benefits due to the addition of the Chicopee staff and normal merit increases. Occupancy expense increased $767,000, or 66.3%, due to the acquisition of the Chicopee branches. Furniture and equipment expense increased $258,000, or 53.6%, from $481,000, for the six months ended June 30, 2016, to $739,000 for the six months ended June 30, 2017, and data processing expense increased $296,000, or 38.7%, from $764,000, for the six months ended June 30, 2016, to $1.1 million, for the six months ended June 30, 2017. Professional fees increased $216,000, or 20.4%, advertising and marketing expense increased $129,000, or 25.6%, and other non-interest expense increased $1.3 million, or 63.1%. These increases were partially offset by a decrease in FDIC insurance expense of $77,000, or 20.3%, to $303,000 and a $457,000, or 42.2%, decrease in merger related expenses. The increase to non-interest expense reflects generally higher level of expenses associated with operating a larger financial institution, which includes additional employees, increased costs for data processing, occupancy, and professional services. The merger provided the opportunity to achieve greater economies of scale as reflected in the improvement in the efficiency ratio from 74.6%, for the six months ended June 30, 2016, to 64.9%, for the six months ended June 30, 2017.

Income Tax Provision

The effective tax rate for the six months ended June 30, 2017 and June 30, 2016, was 15.0% and 31.3%, respectively. The decrease in the effective tax rate was primarily due to the $1.8 million in tax benefits recorded during the six months ended June 30, 2017 and previously disclosed.

5

Balance Sheet

At June 30, 2017, total assets of $2.1 billion remained unchanged from December 31, 2016. During the same period, total loans and securities increased $42.2 million, or 2.7%, and $3.3 million, or 1.1%, respectively. These increases were offset by the decrease in cash and cash equivalents of $50.8 million, or 72.4%.

Loans

Total loans increased $42.2 million, or 2.7%, due to the increase in one- to four-family real estate loans of $24.0 million, or 3.9%, an increase in commercial and industrial loans of $21.7 million, or 9.8%, partially offset by a decrease in commercial real estate loans of $3.9 million, or 0.5%. The decrease in the commercial real estate portfolio was largely related to the expected payoff of a $7.5 million completed commercial real estate construction project during first quarter 2017. In order to reduce interest rate risk, the Company currently services $69.9 million in residential loans sold to the secondary market. The servicing rights will continue to be retained on all loans sold.

Credit Quality

Maintaining strong asset quality remains a core management objective. Annualized net charge-offs to average loans was 0.02%, for the six months ended June 30, 2017, compared to net recoveries of 0.08%, for the six months ended June 30, 2016. Net charge-offs for the six months ended June 30, 2017, totaled $300,000, as a result of $495,000 in charge-offs and $195,000 in recoveries, compared to net recoveries of $705,000 for the six months ended June 30, 2016, as a result of recoveries of $965,000, partially offset by charge-offs of $260,000. During the first quarter of 2016, the Company received a partial recovery of $852,000 related to a single commercial real estate loan previously charged-off in 2010.

At June 30, 2017, non-performing loans decreased to $14.0 million, or 0.87% of total loans, compared to $14.1 million, or 0.90% of total loans, at December 31, 2016 and $14.8 million, or 0.92%, of total loans at March 31, 2017. There are no loans 90 or more days past due and still accruing interest. The allowance for loan losses as a percentage of total loans was 0.65% at June 30, 2017, compared to 0.64% at March 31, 2017 and 0.64% at December 31, 2016. At June 30, 2017, the allowance for loan losses as a percentage of nonperforming loans was 74.46%, compared to 69.32% at March 31, 2017 and 71.62% at December 31, 2016. The allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee, which were recorded at fair value with no related allowance for loan losses, was 1.02% at June 30, 2017, 1.02% at March 31, 2017, and 1.05% at December 31, 2016.

Deposits

At June 30, 2017, total deposits of $1.5 billion decreased $22.7 million, or 1.5%, from December 31, 2016. Core deposits, which the Company defines as all deposits except time deposits, decreased $13.0 million, or 1.4%, from $945.1 million, or 62.3% of total deposits, at December 31, 2016, to $932.1 million, or 62.3% of total deposits, at June 30, 2017. Demand deposits decreased $4.5 million, or 1.5%, to $299.5 million, money market accounts decreased $14.3 million, or 3.5%, to $395.0 million, and savings accounts decreased $1.5 million, or 1.0%, to $148.0 million, interest-bearing checking accounts increased $7.3 million, or 8.9%, to $89.8 million. The changes in demand and money market accounts were primarily due to seasonality and volatility within the Company’s commercial and municipal customer base. Time deposits decreased $9.7 million, or 1.7%, from $573.0 million at December 31, 2016 to $563.2 million at June 30, 2017. The decrease in time deposits is due to non-relationship customers and brokered deposits seeking higher yields. We are focused on allowing high cost non-relationship deposits to mature and be replaced with low cost relationship-based core deposits.

6

FHLB Advances and Repurchase Agreements

FHLB advances increased $12.2 million, or 4.4%, from $279.8 million at December 31, 2016, to $292.0 million at June 30, 2017, and customer repurchase agreements decreased $593,000, or 3.4%, from $17.4 million at December 31, 2016, to $16.8 million, at June 30, 2017.

Capital

Shareholders’ equity was $251.2 million, or 12.1% of total assets, at June 30, 2017 and $238.4 million, or 11.5% of total assets, at December 31, 2016. The increase in shareholders’ equity during the six months ended June 30, 2017, reflects net income of $8.9 million, the exercise of 921,849 stock options of $5.5 million and other comprehensive income of $2.6 million. These increases were offset by a decrease of $3.1 million for the repurchase of 321,015 shares of common stock at an average cost of $9.58 per share, and the payment of regular dividends of $1.8 million, for the six months ended June 30, 2017. Total shares outstanding as of June 30, 2017 were 31,070,107. The Company’s tangible book value per share increased by $0.30, or 4.1%, to $7.55 at June 30, 2017 from $7.25 at December 31, 2016. At June 30, 2017, the Company’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Share Repurchase

On January 31, 2017, the Board of Directors authorized a stock repurchase program under which the Company may purchase up to 3,047,000 shares, or 10% of its outstanding common stock. As of June 30, 2017, there were 3,011,837 shares remaining under the plan.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 21 banking offices located in Agawam, Chicopee, East Longmeadow, Feeding Hills, Holyoke, Ludlow, South Hadley, Southwick, Springfield, Ware, West Springfield and Westfield, Massachusetts, and Granby and Enfield, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

7

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2017	2017	2016	2016	2016	2017	2016
INTEREST AND DIVIDEND INCOME:
Loans	$16,211	$15,826	$14,170	$9,138	$8,639	$32,037	$16,889
Securities	1,931	1,896	1,737	1,695	1,750	3,827	4,305
Other investments - at cost	166	163	152	130	136	329	268
Federal funds sold, interest-bearing deposits and other short-term investments	19	72	48	14	29	92	53
Total interest and dividend income	18,327	17,957	16,107	10,977	10,554	36,285	21,515

INTEREST EXPENSE:
Deposits	2,059	2,009	1,993	1,582	1,535	4,068	3,007
Long-term debt	549	551	517	446	461	1,100	1,303
Short-term borrowings	976	894	858	621	556	1,871	960
Total interest expense	3,584	3,454	3,368	2,649	2,552	7,039	5,270

Net interest and dividend income	14,743	14,503	12,739	8,328	8,002	29,246	16,245

PROVISION FOR LOAN LOSSES	350	300	175	375	625	650	25

Net interest and dividend income after provision for loan losses	14,393	14,203	12,564	7,953	7,377	28,596	16,220

NON-INTEREST INCOME:
Service charges and fees	1,549	1,526	1,485	953	859	3,075	1,637
Income from bank-owned life insurance	480	439	425	369	403	919	764
Loss on prepayment of borrowings	—	—	—	—	—	—	(915)
Gain (loss) on sales of securities, net	46	(64)	455	1	(2)	(18)	683
Other income	—	116	—	—	—	116	106
Total noninterest income	2,075	2,017	2,365	1,323	1,260	4,092	2,275

NON-INTEREST EXPENSE:
Salaries and employees benefits	6,239	6,225	5,677	4,057	3,845	12,464	7,652
Occupancy	917	1,007	867	555	564	1,924	1,157
Furniture and equipment	366	373	361	242	247	739	481
Data processing	669	391	530	404	380	1,060	764
Professional fees	681	596	468	656	545	1,277	1,061
FDIC insurance	186	117	122	214	190	303	380
Merger related expenses	216	410	2,138	830	929	626	1,083
Advertising expense	385	248	214	192	262	633	504
Other	1,637	1,603	1,627	1,075	1,036	3,240	1,988
Total noninterest expense	11,296	10,970	12,004	8,225	7,998	22,266	15,070

INCOME BEFORE INCOME TAXES	5,172	5,250	2,925	1,051	639	10,422	3,425

INCOME TAX PROVISION	1,416	147	1,073	423	250	1,563	1,072
NET INCOME	$3,756	$5,103	$1,852	$628	$389	$8,859	$2,353

Basic earnings per share	$0.13	$0.17	$0.07	$0.04	$0.02	$0.30	$0.14
Weighted average shares outstanding	29,980,518	29,597,594	26,760,014	17,377,844	17,337,955	29,790,164	17,321,022
Diluted earnings per share	$0.12	$0.17	$0.07	$0.04	$0.02	$0.30	$0.14
Weighted average diluted shares outstanding	30,120,025	29,878,421	27,140,172	17,377,844	17,337,955	30,000,280	17,321,022

Other Data:
Return on average assets (1)	0.73%	1.00%	0.38%	0.19%	0.12%	0.86%	0.35%
Return on average assets, exclusive of merger expenses and tax benefits (1)(3)	0.72%	0.74%	0.69%	0.42%	0.38%	0.73%	0.50%
Return on average equity (1)	6.05%	8.51%	3.18%	1.72%	1.14%	7.26%	3.40%
Return on average equity, exclusive of merger expenses and tax benefits (1)(3)	5.99%	6.28%	5.79%	3.85%	3.64%	6.13%	4.80%
Efficiency ratio (2)(3)	66.06%	63.68%	67.35%	76.63%	76.31%	64.88%	74.59%
Net interest margin	3.11%	3.08%	2.84%	2.65%	2.62%	3.09%	2.61%

(1) Annualized.
(2) The efficiency ratio represents the ratio of operating expenses excluding merger related charges divided by the sum of net interest and dividend income and noninterest income, excluding gain and loss on sale of securities, income on bank-owned life insurance death benefit and loss on prepayment of borrowings.
(3) Please refer to the “Reconciliation of non-GAAP to GAAP Financial Measures” on page 13 for further details.

8

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Cash and cash equivalents	$19,407	$40,716	$70,234	$50,803	$21,267
Securities available for sale, at fair value	303,395	305,680	300,115	295,577	296,565
Federal Home Loan Bank of Boston and other restricted stock - at cost	16,075	16,124	16,124	12,194	11,267

Loans	1,608,664	1,599,607	1,566,484	947,620	906,212
Allowance for loan losses	(10,418)	(10,227)	(10,068)	(9,927)	(9,570)
Net loans	1,598,246	1,589,380	1,556,416	937,693	896,642

Bank-owned life insurance	67,858	67,377	66,938	51,363	50,994
Goodwill	12,487	12,487	13,747	—	—
Core deposit intangible	4,250	4,344	4,438	—	—
Other assets	51,745	50,438	48,006	30,150	29,570
TOTAL ASSETS	$2,073,463	$2,086,546	$2,076,018	$1,377,780	$1,306,305

Total deposits	$1,495,337	$1,521,219	$1,518,071	$962,558	$920,912
Short-term borrowings	191,008	176,883	172,351	180,273	144,707
Long-term debt	117,704	123,668	124,836	71,165	78,032
Other liabilities	18,213	18,972	22,364	18,561	18,085
TOTAL LIABILITIES	1,822,262	1,840,742	1,837,622	1,232,557	1,161,736

TOTAL SHAREHOLDERS’ EQUITY	251,201	245,804	238,396	145,223	144,569

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,073,463	$2,086,546	$2,076,018	$1,377,780	$1,306,305

9

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Other Data:

Shares outstanding at end of period	31,070,107	30,778,690	30,380,231	18,330,487	18,330,487

Book value per share	$8.08	$7.99	$7.85	$7.92	$7.89
Tangible book value per share	7.55	7.44	7.25	7.92	7.89
30- 89 day delinquent loans	5,207	7,402	8,309	1,391	2,547
30-89 day delinquent loans acquired from Chicopee, net of purchase accounting adjustments	3,417	5,504	5,761	—	—
Delinquent loans as a percentage of total loans	0.32%	0.46%	0.53%	0.15%	0.28%
Nonperforming loans	13,992	14,753	14,057	7,275	8,043
Nonperforming loans acquired from Chicopee, net of purchase accounting adjustments	6,507	7,274	6,394	—	—
Nonperforming loans as a percentage of total loans	0.87%	0.92%	0.90%	0.77%	0.89%
Nonperforming assets as a percentage of total assets	0.67%	0.71%	0.69%	0.53%	0.62%
Allowance for loan losses as a percentage of nonperforming loans	74.46%	69.32%	71.62%	136.45%	118.99%
Allowance for loan losses as a percentage of total loans	0.65%	0.64%	0.64%	1.05%	1.06%
Allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee recorded at fair value with no corresponding allowance	1.02%	1.02%	1.05%	1.05%	1.06%

10

The following tables set forth the information relating to our average balances and net interest income for the three months ended June 30, 2017, March 31, 2017, and June 30, 2016 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,602,057	$16,472	4.11%	$1,560,341	$16,040	4.11%	$869,877	$8,672	3.99%
Securities(2)	305,457	1,945	2.55	307,912	1,912	2.48	297,797	1,764	2.37
Other investments - at cost	17,734	166	3.74	17,510	163	3.72	15,349	136	3.54
Short-term investments(3)	10,789	19	0.70	57,326	72	0.50	54,892	29	0.21
Total interest-earning assets	1,936,037	18,602	3.84	1,943,089	18,187	3.74	1,237,915	10,601	3.43
Total noninterest-earning assets	140,643			130,771			73,371

Total assets	$2,076,680			$2,073,860			$1,311,286

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$87,952	95	0.43	$90,498	74	0.33	$32,337	21	0.26
Savings accounts	151,986	52	0.14	152,553	42	0.11	76,627	23	0.12
Money market accounts	393,613	381	0.39	401,197	383	0.38	266,056	265	0.40
Time deposit accounts	565,789	1,531	1.08	571,855	1,510	1.06	393,585	1,226	1.25
Total interest-bearing deposits	1,199,340	2,059	0.69	1,216,103	2,009	0.66	768,605	1,535	0.80
Short-term borrowings and long-term debt	301,274	1,525	2.02	303,795	1,445	1.90	231,827	1,017	1.75
Interest-bearing liabilities	1,500,614	3,584	0.96	1,519,898	3,454	0.91	1,000,432	2,552	1.02
Noninterest-bearing deposits	308,310			304,448			161,639
Other noninterest-bearing liabilities	18,737			6,331			11,611
Total noninterest-bearing liabilities	327,047			310,779			173,250

Total liabilities	1,827,661			1,830,677			1,173,682
Total equity	249,019			243,183			137,604
Total liabilities and equity	$2,076,680			$2,073,860			$1,311,286
Less: Tax-equivalent adjustment(2)		(275)			(230)			(47)
Net interest and dividend income		$14,743			$14,503			$8,002
Net interest rate spread(4)			2.88%			2.83%			2.41%
Net interest margin(5)			3.11%			3.08%			2.62%
Ratio of average interest-earning
assets to average interest-bearing liabilities			129.02%			127.84%			123.74%

11

The following tables set forth the information relating to our average balances and net interest income for the six months ended June 30, 2017 and 2016 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Six Months Ended June 30,
	2017			2016
	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)(6)	$1,581,314	$32,522	4.11%	$846,606	$16,950	4.00%
Securities(2)	306,677	3,858	2.52	354,415	4,353	2.46
Other investments - at cost	17,623	329	3.73	15,700	268	3.41
Short-term investments(3)	33,929	92	0.54	41,584	53	0.25
Total interest-earning assets	1,939,543	36,801	3.79	1,258,305	21,624	3.44
Total noninterest-earning assets	135,735			76,940

Total assets	$2,075,278			$1,335,245

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$89,218	169	0.38	$31,434	41	0.26
Savings accounts	152,268	94	0.12	76,792	42	0.11
Money market accounts	397,384	764	0.38	257,327	492	0.38
Time deposit accounts (6)	568,805	3,041	1.07	396,091	2,432	1.23
Total interest-bearing deposits	1,207,675	4,068	0.67	761,644	3,007	0.79
Short-term borrowings and long-term debt(6)	302,528	2,971	1.96	260,948	2,263	1.73
Interest-bearing liabilities	1,510,203	7,039	0.93	1,022,592	5,270	1.03
Noninterest-bearing deposits	306,390			158,763
Other noninterest-bearing liabilities	12,568			14,799
Total noninterest-bearing liabilities	318,958			173,562

Total liabilities	1,829,161			1,196,154
Total equity	246,117			139,091
Total liabilities and equity	$2,075,278			$1,335,245
Less: Tax-equivalent adjustment(2)		(516)			(109)
Net interest and dividend income		$29,246			$16,245
Net interest rate spread(4)			2.86%			2.41%
Net interest margin(5)			3.09%			2.61%
Ratio of average interest-earning assets to average interest-bearing liabilities			128.43%			123.05%

(1)

Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)

Securities and loan income are presented on a tax-equivalent basis using a tax rate of 35% and 34% for the 2017 and 2016 periods, respectively. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)

Short-term investments include federal funds sold.

(4)

Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)

Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(6)

The accounting for the Chicopee acquisition required loans, time deposits and borrowings to be recorded at fair value. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three and six months ended June 30, 2017 and the three months ended March 31, 2017, the loan accretion income and interest expense reduction on time deposits and borrowings related to the Chicopee acquisition totaled $341,000, $1.0 million and $661,000, respectively. Excluding these items, net interest margin for the three and six months ended June 30, 2017 and the three months ended March 31, 2017 was 3.04%, 2.99% and 2.94%, respectively.

12

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	Three Months Ended					Six Months Ended
	June 30,	Mach 31,	December 31,	September 30,	June 30,	June 30,
	2017	2017	2016	2016	2016	2017	2016
	(Dollars in thousands, except per share data)
Net Income:
Net income, as presented	$3,756	$5,103	$1,852	$628	$389	$8,856	$2,353
Merger related expenses, net of tax (1)	149	293	1,523	782	856	446	968
Tax benefit impact (2)	(174)	(1,632)	—	—	—	(1,806)	—
Net income, exclusive of merger related expenses and tax benefits	$3,731	$3,764	$3,375	$1,410	$1,245	$7,496	$3,321

Diluted EPS:
Diluted EPS, as presented	$0.12	$0.17	$0.07	$0.04	$0.02	$0.30	$0.14
Merger related expense impact, net of tax (1)	0.01	0.01	0.05	0.05	0.05	0.01	0.05
Tax benefits impact (2)	(0.01)	(0.05)	—	—	—	(0.06)	—
Diluted EPS, exclusive of merger related expense and tax benefits impact	$0.12	$0.13	$0.12	$0.09	$0.07	$0.25	$0.19

Return on Average Assets:
Return on average assets, as presented	0.73%	1.00%	0.38%	0.19%	0.12%	0.86%	0.35%
Merger related expense impact, net of tax (1)	0.03	0.06	0.31	0.23	0.26	0.05	0.15
Tax benefits impact (2)	(0.04)	(0.32)	—	—	—	(0.18)	—
Return on average assets, exclusive of merger related expense and tax benefits impact	0.72%	0.74%	0.69%	0.42%	0.38%	0.73%	0.50%

13

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30
	2017	2017	2016	2016	2017	2017	2016
	(Dollars in thousands, except per share data)

Return on Average Equity:
Return on average equity, as presented	6.05%	8.51%	3.18%	1.72%	1.14%	7.26%	3.40%
Merger related expense impact, net of tax (1)	0.23	0.49	2.61	2.13	2.50	0.35	1.40
Tax benefits impact (2)	(0.29)	(2.72)	—	—	—	(1.48)	—
Return on average equity, exclusive of merger related expense and tax benefits impact	5.99%	6.28%	5.79%	3.85%	3.64%	6.13%	4.80%

Efficiency Ratio:
Efficiency ratio	67.35%	66.15%	81.94%	85.23%	86.33%	66.76%	80.36%
Merger related expense impact, net of tax (1)	(1.29)	(2.47)	(14.59)	(8.60)	(10.02)	(1.88)	(5.77)
Efficiency ratio, exclusive of merger related expense impact	66.06%	63.68%	67.35%	76.63%	76.31%	64.88%	74.59%

(1)

Assumed tax rate for deductible expenses of 33.0% and 34.1% at June 30, 2017 and March 31, 2017 and 34.7% for all 2016 periods.

(2)

Tax benefit impact of the reversal of a deferred tax valuation allowance and stock option exercises incurred during first and second quarter of 2017.

14